Exhibit 10.2

February 1, 2007

Re:	Separation Agreement

Dear Alan:

We have agreed that you resign from all your positions with ProQuest Company and its affiliates (collectively, the “Company”) effective January 30, 2007. This letter sets forth the separation agreement (the “Agreement”) that the Company is offering to you in consideration for your release and waiver contained herein and the other covenants on your part that are set forth below.

1.	Separation and Payments

(a) Your last day of employment with the Company and your employment termination date was January 30, 2007 (the “Separation Date”).

(b) You hereby confirm your resignation effective January 30, 2007 from your position as Chairman of the Board, President, Chief Executive Officer and director of the Company as well as from any other offices and positions you hold with the Company and with any affiliated entities, all such resignations to be effective on the Separation Date. You agree to cooperate fully, at the Company’s request, to promptly sign and execute all documents and to do all such deeds, acts and things as the Company may reasonably request, which may be necessary or appropriate to effectuate the termination of your employment and affiliation with the Company, its affiliated entities and their respective employee benefit plans.

(c) The Company will pay you all of your accrued salary and all accrued and unused vacation earned through the Separation Date. You will be entitled to the Supplemental Executive Retirement Plan contribution for 2006 but no bonus of any kind will be paid to you for your service in 2006 or in 2007.

(d) In consideration for the release and waiver which are contained herein and for your other covenants contained in this Agreement and subject to subparagraphs (e),(f) and (g) of this Paragraph 1, the Company will:

(i)

provide 24 months of base salary ($56,250 per month) designed to be payable over the 24 months after your Separation Date; provided however no such payments shall be made if the sale of ProQuest Information & Learning does not occur by March 31, 2007 with no material change from the terms set forth in the Subscription Agreement and Plan of Merger by and among ProQuest Company, ProQuest Information and Learning

Alan W. Aldworth

February 1, 2007

Company, ProQuest Canada/U/K Holdings, LLC, and I&L Holdings, Inc., I&L Operating LLC, Cambridge Scientific Abstracts, Limited Partnership, dated as of December 14, 2006; and

(ii)	Subject to your continued co-payment of premiums, continued participation for two years in all medical, dental and vision plans which cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company. If you obtain other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this Paragraph 1(d)(ii) shall immediately cease. The continuation of health benefits under this subparagraph shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. To the extent that such post-employment coverage cannot be provided under any such plan, the Company, at its election, will either (i) arrange to make available to you coverage through an insured arrangement that provides benefits substantially similar and on the same terms and conditions to those provided under such plan, or (ii) pay such benefits as described in (i) above directly. The obligations of the Company to provide any alternative coverage described in the preceding sentence are expressly conditional on you taking all reasonable actions and providing all reasonable information, as the Company shall request, as is necessary for it to fulfill such obligations.

(e) The Company will make no payments of money in the form of salary, bonus, or otherwise, no benefit contributions, no transfer of stock or other thing of value except as provided in subparagraphs (c) and (d) above, and the Company will not continue to provide or pay for any perquisites of any kind after the Separation Date.

(f) Notwithstanding anything herein to the contrary, if any payments under this Agreement which otherwise would be made pursuant to this Agreement either alone or together with any other payments to you would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended) (“Parachute Payment”), then the payments under this Agreement shall be reduced to the extent necessary such that they do not constitute Parachute Payments.

(g) Notwithstanding anything herein to the contrary, no payments shall be made pursuant to Paragraph 1(d) until payment in full in cash of the Secured Obligations under, and as defined in, the Waiver and Omnibus Amendment Agreement dated as of May 2, 2006 (as amended, supplemented or otherwise modified from time to time), among ProQuest Company, certain of its subsidiaries, the lenders thereunder and LaSalle Bank Midwest National Association, as collateral agent (“Loan Repayment Date”). Within 10 business days after the Loan Repayment Date, the Company shall deposit the aggregate amount of payments not yet made pursuant to Paragraph 1(d)(i) into a rabbi trust with a third party financial institution for

Alan W. Aldworth

February 1, 2007

purposes of funding such payments; provided, however, that the Company shall remain liable for your payments under this Agreement if at any time assets in the rabbi trust are insufficient to cover your payments, or if for any reason the rabbi trust is otherwise unable to distribute your payments.

(h) If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax under Section 409A(a)(1)(B) of the Code when final regulations are issued thereunder, then you and the Company shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party; provided, however, nothing in this Paragraph 1(h) shall delay the commencement of payments pursuant to Paragraph 1(d), and both parties agree that if necessary, but only to the extent necessary, to prevent taxation under Section 409A(a)(1)(B) of the Code, and permitted under final 409A regulations, the applicable portion of your 2008 and 2009 payments that would subject you to taxation under Section 409A(a)(1)(B) shall be paid prior to March 15, 2008.

(i) Within 10 business days after the expiration of the revocation period set forth in Paragraph 6, the Company will pay reasonable attorney fees incurred by you in connection with the negotiation and execution of this Agreement.

2.	Separation Benefits

This Agreement supersedes the ProQuest Company Separation Benefits Plan (the “Separation Plan”) and any other plan or agreement that may provide separation pay or benefits and extinguishes any rights you have thereunder.

3.	Other Compensation or Benefits

You acknowledge that, except as expressly provided in this Agreement, you will not earn or receive any additional compensation, severance or benefits after the Separation Date. By signing this Agreement, you specifically acknowledge that the payments and benefits payable under this Agreement are in lieu of any benefits under the Separation Plan.

4.	Return of Company Property

On or before the Separation Date, you agree to return to the Company all documents that you have had in your possession acquired during the course of your employment (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, Blackberrys, PDAs, mobile telephones and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). If you have used any personal

Alan W. Aldworth

February 1, 2007

computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems, as part of your compliance with the terms of this paragraph. You will not be entitled to any separation pay or benefits under this Agreement unless you comply with the terms set forth in this paragraph.

5.	Aldworth’s Release of Claims

In exchange for the separation pay and benefits provided in Paragraph 1 of this Agreement, you hereby release, acquit and forever discharge the Company and its subsidiaries and affiliates, and each of their respective officers, directors, associates, agents, employees, attorneys, shareholders, successors, assigns and affiliates, past present and future (collectively, the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, separation pay, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and applicable state law. Notwithstanding the foregoing, this release of claims does not include a release of any claims you may have under this Agreement, or for workers’ compensation or unemployment insurance benefits. You acknowledge and agree that if you ever make any claim in violation of this Release, the Company will be entitled to recover all separation pay and benefits provided you pursuant to Paragraph 1.

6.	Aldworth’s ADEA Release and Waiver

You acknowledge that you knowingly and voluntarily waive and release any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to execute this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to

Alan W. Aldworth

February 1, 2007

revoke the Agreement by providing written notice of such revocation to the Company’s General Counsel; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is signed by you.

7.	Indemnification and Insurance

The Company will indemnify you for all actions within the authorized course and scope of your employment with the Company (for the entire length of your employment with the Company) to the fullest extent permitted the Company’s by-laws as in effect on the signing of this Agreement. The Company shall take no actions to remove you from coverage under the Company’s directors’ and officers’ liability insurance policy as in effect on the Separation Date. You shall continue to be covered under such policy and any replacement policy to the extent the terms of such policies cover former officers and directors.

8.	Covenant Not to Sue

You hereby represent and warrant that you have not filed any complaints, claims, grievances or actions against the Company, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each, in any state, federal or local court or agency and covenant not to file any claims (other than claims for workers’ compensation benefits, claims for unemployment insurance benefits, claims arising out of this Agreement or other claims not subject to waiver by law) at any time hereafter.

9.	Non-Disparagement

You agree not to defame, disparage or criticize the Company, its affiliates, its shareholders, directors, officers, employees, or business or employment practices at any time. Notwithstanding the foregoing, you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

10.	Non-Solicitation Obligation

You agree that you will not for a period of twelve (12) months immediately following the Separation Date, for any reason, directly or indirectly, or in association with or on behalf of others:

(a) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of (i) the Company’s customers, clients, distributors, resellers or accounts, or (ii) the Company’s prospective clients, customers, distributors, resellers, or accounts that were contacted by the Company prior to the Separation Date, in either case whether or not they were contacted, solicited or served, directly or indirectly, by you during your employment with the Company;

(b) solicit, recruit, employ or seek to employ any person who is then employed by the Company or its affiliates;

Alan W. Aldworth

February 1, 2007

(c) induce or attempt to influence any employee of the Company or its affiliates to terminate his or her employment or association with the Company or its affiliates.

The preceding sentence does not, however, prohibit you from soliciting employment by placement of general advertisements for employees in newspapers or other media of general, regional circulation.

11.	Post-Employment Obligations

You reaffirm that your post-employment obligations, including but not limited to the obligation to not disclose confidential information, under any agreement or arrangement you signed with the Company (the “Agreement Concerning Confidential Information, Inventions and Ideas”) survive the signing of this Agreement and your termination of employment, and further acknowledge and confirm your continuing obligations thereunder. Notwithstanding anything herein to the contrary, you shall not be subject to any noncompete obligations contained in any agreement or arrangement you signed with the Company, including, without limitation, any noncompete obligations entered into in connection with equity awards from the Company.

12.	Breach of Agreements

You acknowledge and agree that if the Company determines, in good faith that there is irreparable harm as a result and that you have breached any of your obligations under this Agreement or any of your post-employment obligations under the Agreement Concerning Confidential Information, Inventions and Ideas, the Company may immediately cease payment of the separation pay and benefits provided in Paragraph 1. This Agreement in all other respects, including, but not limited to, the release provisions hereunder, shall remain in full force and effect. This cessation of separation pay and benefits shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction.

13.	Dispute Resolution

Subject to the provisions of Paragraph 12, any and all disputes, claims, and causes of action that may arise from or relate to this Agreement or its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final, binding and confidential arbitration under the then-existing arbitration rules governing the resolution of employment disputes. The place for holding any arbitration proceeding shall be mutually agreed to by the parties. Notwithstanding the foregoing, any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts.

14.	Cooperation

You agree to cooperate with the Company and its affiliates as they may reasonably request during the first twenty-four months after your Separation Date. In addition, during such twenty-four month period after your Separation Date, as well as thereafter, you agree to

Alan W. Aldworth

February 1, 2007

reasonably cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, you being available to the Company upon reasonable notice and at reasonable times for interviews and factual investigations, appearing at the Company’s request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to the Company requested information and relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). If your cooperation under this Paragraph is requested, the Company shall (i) provide you reasonable advance notice after giving due consideration to your then current employment obligations, and (ii) reimburse you for all reasonable travel expenses and other reasonable out-of-pocket expenses upon submission of receipts.

15.	Withholding

The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.	Miscellaneous

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. You agree that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type. This Agreement may not be modified or amended except in a writing signed by both you and the Company’s CEO at that time. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. All payments to you shall be made in accordance with the Company’s normal payroll procedures and shall be less all appropriate deductions, such as social security, federal and state income tax withholding, medical, life insurance and other similar items. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Michigan as applied to contracts made and to be performed entirely within Michigan. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

Alan, if this Agreement is acceptable to you, PLEASE SIGN BELOW AND RETURN THE ORIGINAL TO ME ON OR BEFORE TWENTY-ONE (21) DAYS FROM THE DATE

Alan W. Aldworth

February 1, 2007

YOU RECEIVE THIS AGREEMENT. The offer of separation pay and medical benefits continuation contained in this Agreement will automatically lapse and expire if we do not receive the fully executed Agreement from you by the aforementioned date.

I wish you all the best in your future endeavors.

Sincerely,

Todd W. Buchardt
Senior Vice President and General Counsel
ProQuest Company

BY SIGNING THIS AGREEMENT BELOW, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO THIS AGREEMENT.

AGREED AND ACCEPTED:

Alan Aldworth